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                          SHAREHOLDER'S AGREEMENT

     SHAREHOLDER'S AGREEMENT (this "Agreement"), dated as of
February 21, 1995, by and between FRONTIER CORPORATION, a company organized under the laws of the State of New York ("Frontier"), and CHRISTOPHER E. EDGECOMB ("Seller").

                                 RECITALS

     Concurrently herewith, Frontier, Rochester Subsidiary Twenty-Eight, Inc. ("Sub"), a Delaware corporation and a subsidiary of Frontier, and WCT Communications, Inc. ("WCT"), a Washington corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Sub with and into WCT.

     As of the date hereof, Seller owns (either beneficially or of record) 902,655 shares of WCT Common Stock (such shares of Common Stock and any shares of WCT Common Stock now owned or acquired after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants or other convertible securities or otherwise, collectively, referred to herein as the "Shares").

     As a condition to their willingness to enter into the Merger
Agreement, Frontier and Sub have required that Seller agree, and Seller has agreed, to grant a proxy to vote all Shares owned by Seller on the terms and conditions provided for herein.

                                 AGREEMENT

          To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

1.   Agreement to Vote; Proxy.
     1.1  Voting.   Seller, solely in his capacity as a
shareholder of WCT, hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of
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WCT, however called, Seller shall vote (or cause to be voted) the
Shares (a) in favor of the Merger; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of WCT under the Merger Agreement; and (c) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving WCT or of any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of WCT or of any of its subsidiaries or a reorganization, recapitalization or liquidation of WCT or of any of its subsidiaries; (iii) any change in the management or board of directors of WCT, except as otherwise agreed to in writing by Sub; (iv) any change in the present capitalization or dividend policy of WCT; or (v) any other change in WCT's corporate structure or business. Notwithstanding the foregoing, this section shall not be deemed to limit Seller's fiduciary obligations as a director of WCT.

          1.2  Proxy.   Seller hereby grants to Frontier a proxy
to vote the Shares as indicated in Section 1.1 above. Seller intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Shares.

     2.   Expiration.   This Agreement, Frontier's right to vote
the Shares and Seller's obligations pursuant hereto shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Frontier to Seller.

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     3.   Representation and Warranties.
          3.1 Representation and Warranties of Frontier and Sub. Frontier and Sub hereby represent and warrant to Seller as follows:
          (a)  Due Authorization.   This Agreement and the
     consummation of the transactions contemplated hereby shall constitute a valid and binding agreement of each of Frontier and Sub, enforceable against Frontier and Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.
          (b)  No Conflicts.   Except as provided in Sections 4.2
     and 4.3 of the Merger Agreement, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Frontier and Sub and the consummation by Frontier and Sub of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Frontier and Sub nor the consummation by Frontier and Sub of the transactions contemplated hereby nor compliance by Frontier and Sub with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar documents) of Frontier or Sub, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Frontier or Sub is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Frontier or Sub or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not in the aggregate
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     materially impair the ability of Frontier or Sub to perform its obligations hereunder.
          (c)  Good Standing.   Frontier and Sub are corporations
     duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively, and have all requisite corporate power to execute and deliver this Agreement.

          3.2  Representations and Warranties of Seller.   Seller
hereby represents and warrants to Frontier and Sub as follows:
          (a)  Ownership of Shares.   On the date hereof, the
     Shares constitute all of the shares of WCT Common Stock owned of record or beneficially by Seller. Except as pursuant to the pledge by Seller of the Shares to Smith, Barney in connection with an account maintained by Seller with Smith, Barney, Seller has sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions, subject to applicable federal securities laws and the terms of this Agreement, on Seller's rights pertaining thereto. In addition, on the date hereof, Seller owns (either beneficially or of record) no options or warrants to acquire Shares.
          (b)  Power; Binding Agreement.   Seller has the legal
     capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.
          (c) No Conflicts. To the best knowledge of Seller, except as provided in Section 3.5 of the Merger Agreement,
     (A) no filing with, and no permit, authorization, consent or
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     approval of, any state, federal or foreign public body or
     authority is necessary for the execution of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof shall
     (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which he or any of his properties or assets may be bound or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of his properties or assets, except in the case of (y) or (z) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Seller to perform his obligations hereunder.
          (d) Certain Understanding. Seller understands and acknowledges that Frontier is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon Seller's execution and delivery of this Agreement.

     4.   Certain Covenants of Seller.   Except in accordance
with the terms of this Agreement, Seller hereby covenants and agrees as follows:

          4.1 No Solicitation. Seller, solely in his capacity as a shareholder of WCT, shall not, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Frontier or any affiliate of Frontier) which constitutes, or may reasonably be expected to lead to, any sale of the Shares, provided that the foregoing shall not be deemed to limit Seller's fiduciary obligations as a director of WCT. If Seller receives an inquiry or proposal with respect to the sale of Shares, then Seller shall promptly inform Frontier of the
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terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, however, that this paragraph shall not be construed to require Seller to notify any such parties of this Agreement or the Merger Agreement.

          4.2  Restriction on Transfer, Proxies and Non-
Interference.   Other than in favor of Frontier or any of its
affiliates, Seller hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Seller contained herein untrue or incorrect or have the effect of preventing or disabling Seller from performing his obligations under this Agreement.

          4.3  Additional Shares.   Seller hereby agrees, while
this Agreement is in effect, to promptly notify Frontier of the number of any Shares acquired, or options to acquire Shares, by Seller, if any, after the date hereof.

     5.   Further Assurances.   From time to time, at the other
party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     6.   Stop Transfer Order.   In furtherance of this
Agreement, concurrently herewith, Seller shall and hereby does authorize WCT's counsel to notify WCT's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of
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such shares).

     7.   Miscellaneous.
          7.1  Entire Agreement; Assignment.  This Agreement
(i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and
(ii) shall not be assigned by operation of law or otherwise, provided that Frontier may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Frontier, but no such assignment shall relieve Frontier of its obligations hereunder if such assignee does not perform such obligations.

          7.2  Amendments.   This Agreement may not be modified,
amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          7.3  Notices.   All notices, requests, claims, demands
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:
     If to Seller:
          Christopher E. Edgecomb
          c/o WCT Communications, Inc.
          135 East Ortega Street
          Santa Barbara, California  93101

     with a copy to:
          Thomas J. Poletti, Esq.
          Freshman, Marantz, Orlanski, Cooper & Klein
          9100 Wilshire Boulevard, 8th Floor East
          Beverly Hills, California  90212-3480
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     and
          Joseph L. Cole, Esq.
          Seed, Mackall & Cole
          1332 Anacapa Street
          Suite 200
          Santa Barbara, California  93101

     If to Frontier:
          Louis L. Massaro
          Frontier Corporation
          180 South Clinton Avenue
          Rochester, New York  14646

     with a copy to:
          Helen A. Zamboni, Esq.
          Frontier Corporation
          180 South Clinton Avenue
          Rochester, New York  14646

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          7.4  Governing Law.   This Agreement shall be governed
by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties have selected Washington law to govern this Agreement because this Agreement involves, among other things, the voting of shares of a Washington corporation.

          7.5 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which
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it may be entitled, at law or in equity.

          7.6  Counterparts.   This Agreement may be executed in
two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same
Agreement.

          7.7  Descriptive Headings.   The descriptive headings
used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          7.8  Severability.   Whenever possible, each provision
or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     IN WITNESS WHEREOF, Frontier and Seller have caused this
Agreement to be duly executed as of the day and year first above written.

                              FRONTIER CORPORATION

                              By: /s/Louis L. Massaro
                                 -------------------------
                              Name:   Louis L. Massaro
                              Title:  Corporate Vice President


                              CHRISTOPHER E. EDGECOMB

                              /s/Christopher E. Edgecomb
                              ----------------------------